Exhibit 99.2

AMENDMENT TO COLLATERAL AGREEMENT

This Amendment to Collateral Agreement (the “Amendment”), dated as of March 26, 2009, is between (i) Alfred P. West, Jr. (the “Borrower”) and (ii) JPMorgan Chase Bank, N.A. (the “Bank”).

WHEREAS, the Bank is the holder of the Collateral Agreement of the Borrower dated as of January 31, 2005 (the “Collateral Agreement”); and

WHEREAS, the Borrower and the Bank have agreed to amend the Collateral Agreement.

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, receipt of which is acknowledged, it is hereby agreed as follows:

Section 1. Definitions. Terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Collateral Agreement.

Section 2. Amendment. Section 4 of the Collateral Agreement is superseded and replaced in its entirety, and amended to read:

4.	Loan Value of the Collateral.

The undersigned agrees that at all times the amount of the Liabilities may not exceed the aggregate Loan Value of the Collateral. The undersigned will, at the Bank’s option, either supplement the Collateral or make, or cause to be made, any payment under the Liabilities to the extent necessary to ensure compliance with this provision or the Bank may liquidate Collateral to the extent necessary to ensure compliance with this provision. “Loan Value” means the value assigned by the Bank from time to time, in its sole reasonable discretion, to each item of the Collateral. The Loan Value of the Collateral that consists of SEI Investments Company stock shall be zero at any time during which the trading price or the bid price (whichever is lower) of the stock is less than $8.00 per share. The Bank retains the right to determine the eligibility of the Collateral.

Section 3. Confirmation. The Borrower hereby (i) rarities and confirms the Collateral Agreement to the Bank. (ii) confirms that the Collateral Agreement continues in full force and effect with respect to the Borrower, and (iii) confirms that this Amendment shall not affect the validity, enforceability or priority of the Bank’s security interest in the Collateral granted to the Bank pursuant to the Collateral Agreement.

Section 4. Representations. The Borrower hereby represents and warrants to the Bank that: (i) the covenants, representations and warranties set forth in the Collateral Agreement are true and correct on and as of the date hereof as if made on and as of said dale and as if each reference therein to the Agreement was a reference to the Agreement as amended by this Amendment; (ii) no Default and no event which, with the giving of notice or lapse of time or both, would become a Default has occurred and is continuing; and (iii) since the date of the Collateral Agreement there has been no material adverse change in the financial condition of the Borrower which has not been disclosed to the Bank.

Section 5. Conditions. The amendment set form in Section 2 above shall become effective on the date first above written provided that the Bank shall have received, in form and substance satisfactory to the Bank, a duly executed and delivered counterpart of this Amendment.

Section 6. Miscellaneous. Except as expressly provided in this Amendment. the Collateral Agreement shall remain unchanged and in full force and effect except that each reference therein to the Collateral Agreement shall be deemed to refer to the Collateral Agreement as amended hereby. This Amendment (i) shall be deemed to be effective on and as of the date first above written, (ii) shall be governed by and construed in accordance with the laws of the State of New York, and (iii) may be executed in counterparts, which taken shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Should any terms or provisions of the Collateral Agreement conflict with the terms and provisions contained in this Amendment, the terms and provisions of this Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto, their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

JP MORGAN CHASE BANK, N.A.

By:

Its:

By:
Alfred P. West, .Jr.